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                                                      EXHIBIT 2.3

                         ESCROW AGREEMENT

    ESCROW AGREEMENT, dated as of May 30, 2000 (this "Agreement"), among ONEIDA LTD., a New York corporation (the "Purchaser"), DELCO
INTERNATIONAL  LTD  (INC.),  a   New   York
corporation (the "Company"),  PERRY DELMAN, ROBERT DELMAN,  PETER
KRANES, MICHAEL SEHLMEYER and DENNIS KANFER (each a "Stockholder" and, collectively, the "Stockholders") and THE CHASE MANHATTAN
BANK  N.A., a New York banking corporation (the "Escrow  Agent").
All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement (as defined below).

                       W I T N E S S E T H:

    WHEREAS, the Purchaser, the Company and the Stockholders are entering into a Stock Purchase Agreement, as of the date hereof (the "Stock Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase from the Stockholders, and the Stockholders have agreed to sell to the Purchaser, all of the issued and outstanding Common Stock of the Company;

    WHEREAS, it is contemplated under the Stock Purchase Agreement that the Purchaser, as a portion of the Purchase Price, will deposit or cause to be deposited into escrow the sum of $5,000,000 in cash on the Closing Date (the "Adjustment Escrow Amount"; the Adjustment Escrow Amount and all interest and income accrued thereon being referred to herein as the "Adjustment Escrow Fund") to be held and disbursed by the Escrow Agent in accordance with Section 4 of this Agreement;

    WHEREAS, it is contemplated under the Stock Purchase
Agreement that the Purchaser, as a portion of the Purchase Price, will deposit or cause to be deposited into escrow the sum of $5,000,000 in cash on the Closing Date (the "Indemnity Escrow Amount"; the Indemnity Escrow Amount and all interest and income accrued thereon being referred to herein as the "Indemnity Escrow Fund" and, together with the Adjustment Escrow Fund, the "Escrow Funds") to be held and disbursed by the Escrow Agent in accordance with Section 5 of this Agreement.

    WHEREAS, the Escrow Agent is willing to act as the Escrow Agent hereunder;

    WHEREAS, the parties hereto agree that the Escrow Agent is not a party to the Stock Purchase Agreement and has no rights or obligations thereunder, and that the duties and obligations of the Escrow Agent shall be determined solely by this Agreement; and

    WHEREAS, the Escrow Agent will hold the Adjustment
Escrow Fund in Account No. E 14001 at The Chase Manhattan Bank, N.A., New York (the "Adjustment Escrow Account") and the Indemnity Escrow Fund in Account No. E 14002 at The Chase Manhattan Bank, N.A., New York (the "Indemnity Escrow Account" and, together with the Adjustment Escrow Accounts, the "Escrow Accounts").

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

          1. Appointment and Agreement of Escrow Agent and Representative of the Stockholders. (a) The Purchaser, the Company and the Stockholders hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

          (b) The Stockholders hereby appoint Mr. Robert Delman as their representative (the "Stockholder Representative").

          2.   Establishment of the Escrow Funds.  (a)  The
Purchaser shall notify the Escrow Agent of the date of the Closing in writing at least three (3) Business Days prior to the Closing
Date.  Pursuant to Section 2.05(b) of the Stock Purchase
Agreement, the Purchaser shall deliver to the Escrow Agent on the Closing Date the Adjustment Escrow Amount and the Indemnity Escrow
Amount. The Escrow Agent shall hold the Adjustment Escrow Fund and the Indemnity Escrow Fund in escrow pursuant to this Agreement in the Adjustment Escrow Account and the Indemnity Escrow Account, respectively.

          (b)       The Purchaser, the Company and the
Stockholders confirm to the Escrow Agent and to each other that each of the Adjustment Escrow Fund and the Indemnity Escrow Fund will be free and clear of all Liens except as may be created by this Agreement and the Stock Purchase Agreement.

          3. Purpose of the Escrow Funds. The Escrow Funds will be deposited with the Escrow Agent and will be held by the Escrow Agent to secure the obligations of each of the Stockholders to make payments to the Purchaser (i) in the event payment by the Stockholders shall be required under Section 2.06(c)(i) of the Stock Purchase Agreement and (ii) with respect to any indemnification obligations of each of the Stockholders pursuant to Section 9.02 of the Stock Purchase Agreement.

          4. Payments from the Adjustment Escrow Fund. (a) Promptly following the final determination of the adjustment to the Purchase Price as contemplated by Section 2.06 of the Stock Purchase Agreement, and in any event not later than three (3) Business Days following such determination, the Purchaser shall deliver written instructions, executed by an authorized officer of the Purchaser (the "Purchase Price Adjustment Instructions"), to the Escrow Agent setting forth the amount to be transferred to the Purchaser and/or the Stockholder Representative, as applicable, from the Adjustment Escrow Fund as determined in accordance with
Section 2.06 of the Stock Purchase Agreement.

          (b) Within three (3) Business Days after the receipt by the Escrow Agent of the Purchase Price Adjustment Instructions, the Escrow Agent shall make payment to the Purchaser and/or the Stockholder Representative in accordance with the Purchase Price Adjustment Instructions.

          5. Payments from the Indemnity Escrow Fund. (a) At any time on or prior to twenty four (24) months after the Closing Date (the "Expiration Date"), the Purchaser may deliver to the Escrow Agent a certificate of the Purchaser, executed by an authorized officer of the Purchaser (a "Purchaser's Certificate"), with copy to the Stockholder Representative. Such Purchaser's Certificate shall:

               (i) state that an Indemnified Party has paid or incurred a Loss or is entitled to indemnification under Section 9.02 of the Stock Purchase Agreement (an "Indemnification
                    Item");

               (ii)      state the aggregate amount of such
                    Indemnification Item; and

               (iii)     specify in reasonable detail the nature
                    and amount of each individual Indemnification
                    Item.

          (b)       If the Stockholder Representative shall
object to any amount claimed in connection with any Indemnification Item specified in any Purchaser's Certificate, the Stockholder Representative shall, within ten (10) Business Days after delivery by the Purchaser to the Stockholder Representative of such Purchaser's Certificate, deliver to the Escrow Agent a certificate executed by the Stockholder Representative (a "Stockholders' Certificate"), with a copy to the Purchaser, (i) specifying each such amount to which the Stockholder Representative objects and (ii) specifying in reasonable detail the nature and basis for each such objection.
If the Escrow Agent shall not have received a Stockholders' Certificate objecting to the amount claimed with respect to an Indemnification Item within ten (10) Business Days after delivery by the Purchaser to the Stockholder Representative of a Purchaser's Certificate specifying such Indemnification Item, the Stockholder Representative shall be deemed to have acknowledged the correctness of the amount claimed on such Purchaser's Certificate with respect to such Indemnification Item, and the Escrow Agent shall promptly transfer to the Purchaser out of the Indemnity Escrow Account, an amount in cash equal to the lesser of
(1) the amount claimed in the Purchaser's Certificate with respect to such Indemnification Item and (2) the remaining balance in the Indemnity Escrow Account.

          (c)       If the Escrow Agent receives, within ten (10)
Business Days after delivery by the Purchaser to the Stockholder Representative of a Purchaser's Certificate, a Stockholders'
Certificate objecting to the amount claimed with respect to any Indemnification Item specified in such Purchaser's Certificate, the amount so objected to shall be held by the Escrow Agent and shall not be released from the Indemnity Escrow Account except in accordance with either:

               (i)  written instructions executed by the
                    Stockholder Representative and an authorized officer of the Purchaser, or

               (ii) the final non-appealable judgment of a court
                    having jurisdiction over the matters relating to the claim by the Purchaser for indemnification from each of the Stockholders.

In such an event, the Escrow Agent shall, promptly thereafter, transfer to the Purchaser out of the Indemnity Escrow Account, an amount in cash equal to the portion of such amount set forth in such written instructions or in such judgment, as the case may be.

          (d) Distribution of Remaining Indemnity Escrow Amount to the Stockholder Representative. (i) On the first anniversary of the Closing Date (the "First Year Anniversary Date"), the Stockholders are entitled to receive an amount equal to one half of the funds remaining in the Indemnity Escrow Account as of the First Anniversary Date not subject to a Purchaser's Certificate delivered pursuant to Section 5(a) or a Stockholder's Certificate delivered pursuant to Section 5(c) (the "First Year Anniversary Amount").

          (A) Within three (3) Business Days after the First Year Anniversary Date, the Escrow Agent shall deliver a certificate to the Stockholder Representative and the Purchaser setting forth the First Year Anniversary Amount
     (the "Escrow Agent Certificate").

          (B) Within ten (10) Business Days after the receipt by the Stockholder Representative and the Purchaser of the Escrow Agent Certificate, the Stockholder Representative and the Purchaser shall deliver to the Escrow Agent a certificate, executed by the Stockholder Representative and an authorized officer of the Purchaser (the "First Year Anniversary Certificate"):

               (1)  confirming the First Year Anniversary Amount;
                    and

               (2) instructing the Escrow Agent to transfer the First Year Anniversary Amount to the
                    Stockholder Representative.

          (C) Within three (3) Business Days after receipt by the Escrow Agent of the First Anniversary Certificate, the Escrow Agent shall transfer to the Stockholder
     Representative out of the Indemnity Escrow Account the First
     Year Anniversary Amount.

          (ii) At the Expiration Date, the Escrow Agent shall promptly liquidate all investments of the Indemnity Escrow Amount not subject to a Purchaser's Certificate delivered pursuant to
Section 5(a) or a Stockholder's Certificate delivered pursuant to
Section 5(c) and transfer such funds to the Stockholder Representative. If at the Expiration Date the Escrow Agent is holding Indemnity Escrow Funds subject to a Purchaser's Certificate delivered pursuant to Section 5(a) or a Stockholder's Certificate delivered pursuant to Section 5(c), the Escrow Agent shall continue to hold such Indemnity Escrow Funds until disposed of in accordance with such Section, after which any remaining Indemnity Escrow Funds will be distributed as provided in this
Section 5(d)(ii).

          6. Liquidation of the Escrow Funds. Whenever the Escrow Agent shall be required to make payment from the Adjustment Escrow Fund or the Indemnity Escrow Fund, whichever the case may be, the Escrow Agent shall pay such amounts by liquidating the investments of the Adjustment Escrow Fund or the Indemnity Escrow Fund, whichever the case may be, to the extent necessary to pay such amounts in full and in cash. Subject to the provisions of
Section 12(g) of this Agreement, the Escrow Agent shall not be liable for any losses incurred in any such liquidation.

          7. Payments. (a) Payments made by the Escrow Agent pursuant to the provisions of Section 4 and Section 5 shall be made by wire transfer in immediately available funds to such account designated in writing by the party to receive such payment to the Escrow Agent at least three (3) Business Days prior to the date any such payment is due.

          (b) In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

          (c) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

          8. Maintenance of the Escrow Funds; Termination of the Escrow Funds. The Escrow Agent shall continue to maintain the Escrow Funds until the termination of this Agreement as provided in Section 15.

          9. Investment of Escrow Funds. (a) The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Funds, pursuant to a joint written notice from the Stockholder Representative and the Purchaser, in any combination of the following: (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, in each case with a maturity of one year or less,
(ii) one or more portfolios of the Chase Vista Money Market Mutual Funds, for which affiliates of The Chase Manhattan Bank provide investment advisory and shareholder services for a fee as described in the prospectus for these funds which has been provided to the parties hereto, in addition to a 25 basis point fee as compensation for administrative and accounting services provided to clients, (iii) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (iv), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, each of which certificate of deposit or time deposit has a maturity of 180 days or less, or (v) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, with a maturity of 270 days or less, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poors, Inc. In the absence of timely investment instructions, the Escrow Funds shall be invested in The Chase Vista U.S. Government Money Market Fund.

          (b)  All trust investment orders under Section 9(a)(i),
(iii) and (iv) above shall be executed through Chase Asset Management ("CAM"), in the investment management division of The Chase Manhattan Bank. Subject to the principles of best execution, transactions shall be effected on behalf of the Escrow Fund through broker-dealers selected by CAM. An agency fee, in the amount specified in Schedule A hereto, shall be assessed in connection with each transaction. The Purchaser and the Stockholder Representative shall be provided with periodic statements reflecting the transactions executed on behalf of the Escrow Fund. The Purchaser and the Stockholder Representative shall also have the right, upon request, to receive a notification providing transaction details for the Escrow Fund within five (5) days of any securities transaction in that account. This notification shall be provided without any additional cost and shall reflect the amount of the agency fee.

          10. Assignment of Rights to the Escrow Amount; Assignment of Obligations; Successors. (a) Except as provided in this Section 10, a party hereto may not assign any of its rights or obligations hereunder without the prior written consent of the Escrow Agent, the Purchaser and the Stockholder Representative.
The Purchaser may freely assign this Agreement
(i) to any successor in interest to the Purchaser by way of a merger, consolidation, sale of all or any material portion of its assets, or otherwise or (ii) to any Affiliate of the Purchaser. In the event of each such assignment the assignee shall receive the benefit of this Agreement and shall succeed to all of the rights of the Purchaser hereunder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legatees and permitted assigns.

          (b) Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or termination of this Agreement.

           11. Tax Information. Upon execution of this Agreement, the Purchaser, the Company and each of the Stockholders shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form, which shall include their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

          12. Escrow Agent. (a) Except as expressly contemplated by this Agreement or by joint written instructions from the Purchaser and the Stockholder Representative or pursuant to an order of a court of a competent jurisdiction, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Funds.

          (b) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement, and the Escrow Agent shall not be subject to, nor obligated to interpret, any other agreements to which the Purchaser, the Company or the Stockholders are parties. Except as otherwise provided in the Preamble to this Agreement, reference in this Escrow Agreement to the Stock Purchase Agreement is for identification purposes only and for reference to the defined terms therein and its terms and conditions are not thereby incorporated herein.

          (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

          (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

          (e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Amount or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.

          (f) As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule A to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be shared equally by the Stockholders, on the one hand, and the Purchaser, on the other. The parties hereby grant the Escrow Agent a lien, right of setoff and security interest to the account for the payment of any claim for compensation, expenses and amounts due hereunder.

          (g) The Purchaser and the Stockholders agree to jointly and severally reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement. The Purchaser, on the one hand, and the Stockholders, on the other, agree among themselves that they shall share equally the costs of any such loss, liability or expense suffered by the Escrow Agent.

          (h) The Escrow Agent may at any time resign by giving twenty (20) Business Days' prior written notice of resignation to the Stockholder Representative and the Purchaser. The Stockholder Representative and the Purchaser may at any time jointly remove the Escrow Agent by giving ten (10) Business Days' written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having its principal executive offices in New York, New York, and assets in excess of $10,000,000,000, and which shall be reasonably acceptable to the Stockholder Representative, shall be appointed by the Purchaser by written instrument executed by the Stockholder Representative and the Purchaser and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, net of any outstanding fees due the predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Stockholder Representative or the Purchaser, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Funds of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within twenty (20) Business Days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Funds until the earlier of its receipt of designation of a successor Escrow Agent, a joint written instruction by the Stockholder Representative and the Purchaser and termination of this Agreement in accordance with its terms.

          13. Merger. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act; provided, however, that such corporation into which the Escrow Agent may be merged or converted, or with which may be consolidated, or resulting from any such merger, conversion or consolidation, shall be a bank or trust company having assets in excess of $10,000,000,000.

          14. Conflicting Demands. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

          15. Termination. Except as provided in the following sentence, this Escrow Agreement shall terminate on the earlier of: (a) the date on which there are no funds remaining in both the Adjustment Escrow Fund and the Indemnity Escrow Fund or
(b) the Expiration Date. If at the Expiration Date the Escrow Agent is holding Indemnity Escrow Funds pursuant to a Stockholders' Certificate in accordance with Section 5(c), the Escrow Agent shall continue to hold such Indemnity Escrow Funds until disposed of in accordance with such Section, at which time this Agreement shall also terminate.

          16. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          If to the Company:
          Delco International Ltd. (Inc.)
          19 Harbor Park Drive
          Port Washington, New York  11050
          Attention:  General Counsel

           If to the Stockholder Representative, or the Stockholders:

          Mr. Robert Delman
          112 Wooleys Lane
          Great Neck, NY  11023
          Telephone:  (516) 466-5863

          with a copy to:

               Salon, Marrow, Dyckman & Newman,
               LLP 685 Third Avenue
                New York, NY 10017
               Telecopy:  (212) 661-3339
               Attention:  Stephen Feinberg, Esq.

                  If to the Purchaser:

           Oneida Ltd.
           163-181 Kenwood Avenue Oneida, New York 13421
           Attention:  Catherine H. Suttmeier, Esq.

          with a copy to:

               Shearman & Sterling
                599 Lexington Avenue
               New York, NY  10022
               Attention:  Bonnie Greaves, Esq.

             If to the Escrow Agent:

               The Chase Manhattan Bank N.A. 450
               West 33rd Street, 10th Floor New
               York, NY 10001
               Attention:  Debbie DeMarco

          All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized overnight courier, next day delivery requested, on the Business Day following dispatch, and (c) in the case of mailing, on the fifth Business Day following such mailing.

          17. Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York. The parties hereto expressly consent to the jurisdiction of any such court and the venue therein. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein. Each of Stockholders has appointed Salon, Marrow, Dyckman & Newman, LLP as its authorized agent (the "Authorized Agent") upon whom process may be served in any action arising out of or based on this Agreement or any of the agreements or transactions contemplated herein.

          (b) Each of the Stockholders represents and warrants that the Authorized Agent has agreed to act as said agent for service of process and agrees to take any and all actions that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service upon such party at the address set forth in Section 16 shall be deemed, in every respect, effective service of process upon such party; provided, however, that nothing herein shall impair the right of any party to serve process in any other manner permitted by law.

          18. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by all parties hereto. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          19. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

          20. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Company, the Stockholders, the Purchaser and the Escrow Agent with respect to the subject matter hereof.

          21. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          22. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          23. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

          24. Force Majeure. In the event that the Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, the Escrow Agent shall not be liable for damages to the other parties for any unforeseeable damages resulting from such failure to perform or otherwise from such causes.

         [Remainder of this Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first written above, in the case of the Company, the Purchaser and the Escrow Agent, by their respective officers thereunto duly authorized.



                              ONEIDA LTD.
                              By:/s/ ALLAN H. CONSEUR
                                 Name: Allan H. Conseur Title:
                                Executive Vice President

                              DELCO INTERNATIONAL LTD. (INC.)
                              By:/s/ ROBERT DELMAN
                                 Name: Robert Delman
                                Title: President

                              /s/ PERRY DELAMN
                                  Perry Delman

                              /s/ ROBERT DELMAN
                                 Robert Delman

                              /s/ PETER KRANES
                                  Peter Kranes

                              /s/ MICHAEL SEHLMEYER
                                 Michael Sehlmeyer

                              /s/ DENNIS KANFER
                                 Dennis Kanfer


                              THE CHASE MANHATTAN BANK N.A. By:

                              /s/ DEBBIE DEMARCO
                                 Name: Debbie DeMarco
                                 Title: Assistant Vice President

                                                         SCHEDULE A
                      FEES OF THE ESCROW AGENT
15 basis points of the highest value of collateral held on deposit per annum or any part thereof without proration for partial years, subject to a minimum of $7,500 per annum or any part thereof without proration for partial years, (includes investment in a Chase Manhattan Bank Money Market Account, Chase Manhattan Bank Deposit Account or The Chase Manhattan Bank Mutual Fund known as the Vista
Fund).
$75 per investment (excludes Money Market, Deposit Account or Vista Fund investments).
                                                         SCHEDULE B

      PERSONS AUTHORIZED TO CONFIRM WIRE TRANSFER INSTRUCTIONS

Authorized representatives of the Purchaser:

     1.   Catherine H. Suttmeier, Esq.
          General Counsel
          Oneida Ltd.
          163-181 Kenwood Avenue
          Oneida, New York  13421
          Telephone:  (316) 361-3636
          Telecopy:    (316) 361-7100; or

      2.   Martin J. Tyksinski, Esq.
          Senior Corporate Attorney and Assistant Secretary
          Oneida Ltd.
          163-181 Kenwood Avenue
          Oneida, New York  13421
          Telephone:  (316) 361-3199
          Telecopy:    (316) 361-7100

Authorized representatives of the Stockholder Representative:
     1.   Robert Delman
          112 Wooleys Lane
          Great Neck, NY  11023
          Telephone:  (516) 466-5863; or

     2.   Stephen Feinberg, Esq.
          Salon, Marrow, Dyckman & Newman, LLP
          685 Third Avenue
          New York, NY  10017
          Telephone:  (212) 661-7100 Telecopy:                   (212) 661-3339